Exhibit 10.2

TEPS LICENSE AGREEMENT

This is a License Agreement dated as of February 25, 2009 (the “Agreement”), by and among Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Company”), Thermo Energy Power Systems LLC, a Delaware limited liability company (“TEPS”), and, as to Sections 4.2, 7.1, 13.4, and Articles 11-13 only, Babcock Power Development LLC, a Delaware limited liability company (“Babcock”).

WHEREAS, TEPS and Babcock have formed the Company pursuant to that certain Limited Liability Company Agreement dated as of February 25, 2009 (the “LLC Agreement”).

WHEREAS, in the LLC Agreement TEPS and Babcock agreed that TEPS and the Company would enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TEPS and the Company agree as follows:

Article 1

Defined Terms

In addition to the defined terms found elsewhere in this Agreement, as used in this Agreement the following terms shall have the following meanings:

“Affiliate” means, with respect to any referenced Person (i) such Person or member of his immediate family; and (ii) any Person directly or indirectly Controlling, Controlled by, or under direct common Control with the Person in question.

“Babcock License Agreement” has the meaning set forth in the LLC Agreement.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code, or corresponding provisions of future laws (or any other federal or state insolvency law), (ii) the filing by such Person of an answer consenting to or acquiescing in any such petition, (iii) the making by such Person of any assignment for the benefit of its creditors or the admission by such Person in writing of its inability to pay its debts as they mature, (iv) the filing of an involuntary petition against such Person under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of such event, or (v) the entry against such Person of a final non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

“Board of Managers” means the Board of Managers formed pursuant to the LLC Agreement to govern the Company.

“Company” has the meaning set forth in the preamble.

“Controls”, “Controlled” and “Controlling”, means, as applied to a referenced Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Dispute Resolution Agreement” has the meaning set forth in the LLC Agreement.

“Existing Patents” means the patents listed on Annex A to this Agreement, as well as any reissues, divisions, continuations, continuations-in-part, and extensions thereof, and any foreign counterparts to any of the foregoing.

“Existing Patent Applications” means the patent applications listed on Annex B to this Agreement, any patent applications to which the patent applications listed on Annex B claim priority, and any patent applications that claim priority to the patent applications listed on Annex B, and any foreign counterparts to any of the foregoing.

“Existing Trademarks” means the Trademarks listed on Annex C to this Agreement.

“Improvements” means any improvements, developments, updates, upgrades, enhancements, additions, revisions, corrections, fixes and other modifications to the TEPS Licensed Property that TEPS, the Company or Babcock may acquire, discover, invent, originate, conceive or have a right to develop or manufacture, whether or not the same is patentable, commercially useful or reducible to writing or practice.

“Infringements” has the meaning set forth in Section 7.1.

“Intellectual Property” means all patents, inventions, patent applications, patent rights, trademarks, trademark registrations, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), software, trade secrets, know-how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, whether or not subject to statutory registration or protection.

“Licensed Copyrights” means any and all copyright protection of TEPS covering any of the Licensed Software Programs, the Licensed Know-How or any Improvements thereto.

“Licensed Know-How” means any information possessed by TEPS or, subject to Section 2.2, licensed to TEPS, reasonably related to or necessary to practice the TIPS, whether or not considered proprietary and whether or not subject to statutory registration or protection, including, without limitation, inventions disclosed in the Existing Patent Applications, invention records, research records and reports, development reports, experimental and other engineering reports, pilot plant designs, production plant designs, production specifications, raw material specifications, quality control reports and specifications, drawings and photographs, models, tools and parts, manufacturing and production techniques, processes, methods and marketing surveys.  If any information or material qualifies for purposes of this Agreement both as Licensed Know-How and as any of the Licensed Patents, Licensed Copyrights, Licensed Software Programs or Licensed Trademarks, such information or material shall not be treated as Licensed Know-How for purposes of this Agreement but shall be treated, as applicable, as part of the Licensed Patents, Licensed Copyrights, Licensed Software Programs or Licensed Trademarks.

“Licensed Patent Applications” means the Existing Patent Applications and any U.S. or foreign patent applications filed or acquired by or, subject to Section 2.2, licensed to TEPS during the term of this Agreement, to the extent such patent applications relate to TIPS.

“Licensed Patents” means the Existing Patents and any U.S. or foreign patents granted to, acquired by, or, subject to Section 2.2, licensed to TEPS during the term of this Agreement, to the extent such patents relate to TIPS.

“Licensed Software Programs” means any computer programs the copyrights to which are owned by or, subject to Section 2.2, licensed to TEPS during the term of this Agreement, to the extent such programs relate to TIPS.

“Licensed Trademarks” means the Existing Trademarks and any Trademarks developed or acquired by or, subject to Section 2.2, licensed to TEPS during the term of this Agreement, to the extent such Trademarks relate to TIPS and do not relate to TEPS’ corporate identity.

“LLC Agreement” has the meaning set forth in the preamble.

“Master Non-Disclosure Agreement” has the meaning set forth in Section 4.2.

“Person” means any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Related Agreements” means this Agreement, the LLC Agreement, the Babcock License Agreement, the Master Non-Disclosure Agreement, and the Dispute Resolution Agreement, and any other agreement between or among any of TEPS and its Affiliates, Babcock and its Affiliates or the Company relating to the Company which specifies that it is a Related Agreement for purposes of this Agreement.

“Related Technology” has the meaning set forth in Section 5.1.

“Subsidiary” means a corporation, company or other entity:

(i)
more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(ii)
which does not have outstanding shares or securities, as may be the case in a company, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interests representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“TEPS” has the meaning set forth in the preamble.

“TEPS Infringement Claim” has the meaning set forth in Section 7.3.

“TEPS Licensed Property” means the Licensed Patents, the Licensed Patent Applications, the Licensed Trademarks, the Licensed Software Programs, the Licensed Copyrights and the Licensed Know-How.

“TIPS” means the clean energy technology known as the ThermoEnergy Integrated Power System, including the TIPS Process and as covered by or described in the TEPS Licensed Property.

“TIPS Process” means any pressurized oxy fuel combustion process.

“TIPS Product” means any component or other product designed or manufactured to practice any of the TEPS Licensed Property.

“TIPS Plant” means any power generation plant designed or manufactured using any of the TEPS Licensed Property.

“Trademarks” shall mean:

(i)
all of the trademarks, service marks, trade names, designs, logos, indicia, corporate names (other than the corporate names of TEPS and its Affiliates), company names, business names, fictitious names, trade styles, elements of package or trade dress, and/or other source and/or other service identifiers and general intangibles of like nature, used or associated with the TIPS Process, which (A) are set forth on Annex C to this Agreement, or (B) are in the future adopted, acquired, owned, held and/or used by TEPS in its business; and

(ii)
all past, present or future federal, state, local and foreign registrations or recordations of any of the foregoing enumerated in clause (i), all renewals and extensions of such registrations or recordations, all past, present and future applications for any such registrations or recordations of any of the foregoing enumerated in clause (i) (and any such registrations or recordations thereof upon approval of such applications), including such recordings, registrations or applications set forth on Annex C to this Agreement.

Article 2

Technology License; Certain Related Matters

2.1.         Grant of License.  Subject to the terms and conditions of this Agreement, TEPS hereby grants to the Company an exclusive (even as to TEPS), irrevocable (except as otherwise provided in this Agreement), world-wide, fully paid up and royalty-free license to the TEPS Licensed Property to make, have made, use, sell, have sold, import and have imported TIPS Products, including the right to sublicense in accordance with Article 6.

2.2.         Third Party Limitations on License Grants.  The licenses granted by TEPS pursuant to Section 2.1 above, insofar as they relate to technology, property or rights that are developed or acquired with or from any third party in the future, may become subject to any applicable restrictions and consents relating to such technology, property or rights under any license or similar agreement to which TEPS may in the future become a party.  In the event that any such license or other agreement imposes restrictions that may apply to the transactions contemplated by this Agreement, TEPS will make reasonable efforts to obtain license rights as contemplated by this Agreement for the Company.  If TEPS is unable to so obtain such rights, it will cooperate to make available to the Company such rights as the third party is willing to grant to or for the Company.  As part of the foregoing, TEPS shall use reasonable efforts to assure that the Company enjoys license or other rights no less favorable with respect to the applicable Intellectual Property acquired from such third parties than other licensees of TEPS generally.

Article 3

Technical Liaison; Access to Technology

3.1.         Access to Technology.

(a)
TEPS shall take all steps reasonably necessary to transfer the TEPS Licensed Property, including the Licensed Know-How, that is reasonably necessary for the Company to make, use, and sell TIPS Products.  In addition, TEPS shall provide the Company with technical consultation, advice and know-how relating to the design, development and manufacture of TIPS Products and relating to any equipment reasonably required for the Company to manufacture TIPS Products meeting any applicable product specifications and standard quality control requirements, including without limitation documentation, drawings, specifications, protocols, data and process information of TEPS relating to TIPS Products.

(b)
In order to ensure that the Company has sufficient access to and familiarity with the Licensed Know-How and other relevant portions of the TEPS Licensed Property, the Board of Managers or their designees shall meet from time to time to review and discuss the TEPS Licensed Property.  The Board of Managers or their designees shall, as appropriate, cause appropriate TEPS, Company, and Babcock employees to attend such meetings.  TEPS shall provide the Company with such additional writings, documents, instruments, programs (in object code form), computer simulations, information, data, and recordations of or other tangible embodiments or manifestations of any portion of the TEPS Licensed Property as is reasonably requested by the Company.

(c)
All information furnished to the Company pursuant to paragraphs (a) and (b) above shall be subject to the confidentiality and other obligations of the Master Non-Disclosure Agreement and shall be furnished or made available to the Company in a manner consistent with the procedures contemplated by the Master Non-Disclosure Agreement.

Article 4

Title to TEPS Licensed Property;
Confidentiality and Related Matters

4.1.         Title to TEPS Licensed Property.  Title to all TEPS Licensed Property shall at all times remain and vest solely with TEPS.  The Company agrees that it will not claim or assert any right, title or interest in or to any such TEPS Licensed Property or, except for sublicensing effected in accordance with Article 6, attempt to transfer any right, title or interest in or to any TEPS Licensed Property to any third parties, or challenge the validity of or assert the invalidity of any Licensed Copyrights or Licensed Trademarks.  Nothing in this Section 4.1 shall affect the rights of TEPS or the Company to assert a claim under this Agreement for any breach by any other party of any representation or warranty in this Agreement.

4.2.         Confidentiality Obligations of TEPS, Babcock and the Company.  Pursuant to the LLC Agreement, TEPS, Babcock, the Company, Babcock Power Inc. and ThermoEnergy Corporation will enter into a Master Non-Disclosure Agreement in the form of Exhibit 5 to the LLC Agreement (the “Master Non-Disclosure Agreement”).  All information exchanged between the parties pursuant to this Agreement shall be subject to the terms of the Master Non-Disclosure Agreement.

4.3.         Disclosure to Government Authorities.  The Board of Managers shall promptly establish and implement all procedural safeguards required or advisable in connection with the performance of government contracts to protect the confidentiality and value of the TEPS Licensed Property and the assets of the Company.  Each of TEPS and the Company agree to comply, and cause their employees to comply, with such procedural safeguards.

4.4.         Corporate Names.  Notwithstanding the terms of the Master Non-Disclosure Agreement and Section 4.2 of this Agreement, the Company shall be entitled, but not required, to refer to TEPS as a licensor of the TEPS Licensed Property in its advertising and other promotional materials, subject to compliance with guidelines, to be adopted by the Board of Managers, addressing the need to maintain a separate corporate identity for the Company and similar concerns.

Article 5

Improvements and Inventions

5.1.         Improvements and Inventions.

(a)
All Intellectual Property (including all Improvements) relating to TIPS or reasonably necessary or useful to any application of TIPS conceived, created, made, developed or reduced to practice solely by one or more employees of TEPS (“Related Technology”), will be owned by TEPS and title to all such Intellectual Property, including patents, patent applications and copyrights filed or granted, patents issued with respect thereto will be issued solely in TEPS’ name.

(b)
All Related Technology and all of TEPS’ interest in any Improvements that are jointly developed by employees of TEPS and employees of the Company or Babcock (and accordingly do not constitute Related Technology), to the extent that they come within the definition of TEPS Licensed Property, will be subject to the licenses granted by TEPS pursuant to Section 2.1, and the Company will not be required to pay any royalties or other fees for the license of such Improvements and Related Technology.

Article 6

Sublicensing and Diligence

6.1.         Sublicensing.  In order to commercialize TIPS, the Company shall create and implement a comprehensive program to promote fee-based sublicensing of the TEPS Licensed Property to appropriate third parties in order to permit them to establish, own, permit, finance, construct, start-up and operate TIPS Plants located anywhere in the world.  The Company shall use commercially reasonable efforts during the term of this Agreement to enter into such sublicensing agreements with third parties, and any sublicensees shall be required to use commercially reasonable efforts to establish, own, permit, finance, construct, start-up and operate TIPS Plants.

6.2.         Form of Sublicensing Agreements.  Any sublicense by the Company of the rights granted under Section 2.1 shall be subject to and subordinate to this Agreement.  The Company shall provide TEPS with a copy of any sublicense agreement within thirty (30) days of execution, which copy shall be treated as confidential information of the parties under the Master Non-Disclosure Agreement.  As set forth in Section 11.2, each sublicense granted by the Company shall survive termination of this Agreement.

Article 7

Infringements

7.1.         Notice of Infringements

(a)
In the event that any of TEPS, the Company, or Babcock becomes aware of any infringement, misappropriation, violation, dilution or unauthorized or improper use of the TEPS Licensed Property or unfair competition related to the Licensed Trademarks (collectively, “Infringements”, and individually an “Infringement”), or of any claim that the use of the TEPS Licensed Property infringes, misappropriates, violates or dilutes any proprietary right or property of any third Person, or of any product liability claim or action based on or arising out of the use of the TEPS Licensed Property by either TEPS or the Company, such party shall promptly give written notice thereof to the other parties.

(b)	As part of the Board of Managers’ regular meetings referred to in Article 3, the Board of Managers shall discuss any issues related to Infringement or other matters referred to in paragraph (a) above.

7.2.         Infringements of TEPS Licensed Property.

In the event of any Infringement of the TEPS Licensed Property, TEPS shall have the first right, but not the obligation, to undertake all actions reasonably required to redress, oppose, prevent, or restrain such Infringement.  In the event that TEPS does not take appropriate actions to address such Infringement within ninety (90) days of TEPS receiving written notice of such Infringement under Section 7.1(a), the Company will have the right, but not the obligation, to commence such a legal action or proceeding to the extent reasonably required to redress, oppose, prevent, or restrain such Infringement.  Either party bringing any such legal action or proceeding shall consult with the other party prior to commencing the same and shall consider any recommendations by the other party with respect to the conduct and settlement or compromise thereof and any reasonable alternative resolutions of the Infringement matter.  Each party shall cooperate as may be reasonably necessary or appropriate in the prosecution, settlement or compromise of any such legal action or proceeding commenced by the other party in respect of any Infringement of the TEPS Licensed Property, and agrees to be joined as a party to any such action or proceeding if it is deemed to be necessary or desirable by counsel retained by the other party for the prosecution of such action or proceeding.  If either party proceeds to bring any legal action or proceeding pursuant to the procedure provided for in this Section 7.2, TEPS will bear all reasonable costs of such action or proceeding (including legal fees), and any proceeds realized as a result of any settlement thereof or any judgment thereon (“Proceeds”) shall be paid to the Company after reimbursement of TEPS’ costs of such action or proceeding.

7.3.         TEPS Infringement Claims.  In the event of any claim that any TIPS Product infringes, misappropriates, violates or dilutes any proprietary right or property of any third Person (each a “TEPS Infringement Claim”), TEPS shall have the first right, but not the obligation, to take all actions reasonably necessary to oppose or defend such claims and to pay any judgment or settlement amount awarded or obtained with respect to such TEPS Infringement Claim.  In the course of opposing or defending any such TEPS Infringement Claim, TEPS shall consult with the Company in connection with all material issues relating to such opposition or defense and shall consult with the Company prior to commencing the same and shall consider any recommendations by the Company with respect to the conduct and settlement or compromise thereof and any reasonable alternative resolutions of the TEPS Infringement Claim.  In the event that TEPS does not undertake to oppose or defend any such action within ninety (90) days after TEPS becomes aware of such TEPS Infringement Claim, the Company will have the right, but not the obligation, to undertake the opposition or defense of such claim in TEPS’ name.  In the event that the Company undertakes the opposition or defense of such claim, the Company shall consult with TEPS in connection with all material issues relating to such opposition or defense and shall consult with TEPS prior to commencing the same and shall consider any recommendations by TEPS with respect to the conduct and settlement or compromise thereof and any reasonable alternative resolutions of the TEPS Infringement Claim.  The Company shall not settle any TEPS Infringement Claim without TEPS’ prior written consent.  Regardless of whether TEPS or the Company undertakes to oppose or defend any TEPS Infringement Claim pursuant to the procedures provided for in this Section 7.3, TEPS shall bear all costs of such action or proceeding and shall pay any judgment or settlement amount awarded or obtained with respect to such TEPS Infringement Claim; provided, however, that TEPS shall have no obligation under this Section 7.3 to bear any cost or pay any judgment or settlement amount if, and to the extent that, a TEPS Infringement Claim is based on any feature or functionality of any TIPS Product developed by or for the Company after the date of this Agreement if such TIPS Product, without such feature or functionality, would be non-infringing.

Article 8

Representations and Warranties of the Company

The Company represents and warrants to TEPS as follows:

8.1.         Power and Authority.  The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

8.2.         Approval; Binding Effect.  The Company has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

8.3.         Non-Contravention; Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby constitutes a violation of, or conflicts with, constitutes or creates a default under, or results in the creation or imposition of any liens upon any property of the Company pursuant to (a) the LLC Agreement; (b) any agreement or commitment to which the Company is a party or by which the Company or any of its properties is bound or to which the Company or any of its properties is subject; or (c) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court or other tribunal to which the Company or any of its properties is subject.  No consent, approval or authorization of, or registration, qualification or filing by the Company with, any governmental agency or authority is required for the execution and delivery of this Agreement by the Company or for the consummation by the Company of the transactions contemplated hereby and thereby.

8.4.         Absence of Liens.  Unless otherwise approved by the Board of Managers, the Company shall keep all of the TEPS Licensed Property and all of its rights under this Agreement free and clear of any lien, charge, security interest or other encumbrance.

Article 9

Representations and Warranties of TEPS

TEPS represents and warrants to the Company as follows:

9.1.         Title.  TEPS represents and warrants that it exclusively owns or controls all right, title and interest to all TEPS Licensed Property free and clear of all liens, claims, encumbrances and other restrictions.  Further, TEPS represents and warrants that it has not received and has no knowledge of any notice, claim or allegation from any person or entity questioning TEPS’s right to use, possess, transfer, convey, license, exploit or otherwise dispose of any TEPS Licensed Property or the exclusive ownership of such TEPS Licensed Property, and that no other party has any rights or claims to any of the TEPS Licensed Property.

9.2.         Licenses.  TEPS represents and warrants that it has not (i) granted any licenses or other rights, and has no obligation to grant any licenses or other rights, concerning any TEPS Licensed Property; or (ii) entered into any covenant not to compete or contract limiting or purporting to limit the ability of TEPS to exploit fully any TEPS Licensed Property.

9.3.         Validity.  TEPS represents and warrants that there have been no sales, public disclosures, or other events that create a bar to patentability with respect to the Licensed Patents as of the date of this Agreement, and there is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute threatened or pending against the Licensed Patents.

9.4.         Sufficiency.  TEPS represents and warrants that the TEPS Licensed Property includes rights to all Intellectual Property owned, licensed, or controlled by TEPS that are necessary or useful to practice the TIPS Process as covered by the TEPS Licensed Property as of the date of this Agreement.  To the extent that Intellectual Property owned, licensed, or controlled by ThermoEnergy Corporation or any of its other Subsidiaries would be reasonably related to or necessary to practice the TIPS Process (“Thermo Affiliate IP”), TEPS represents and warrants that it will secure rights to such Thermo Affiliate IP before the TIPS Process is made, used, or sold by the Company, and TEPS shall include such Thermo Affiliate IP within the TEPS Licensed Property at no additional consideration from the Company.

9.5.         Non-infringement.  TEPS represents and warrants that, to the best knowledge of TEPS after reasonable investigation, the TIPS Process does not infringe upon, violate or constitute a misappropriation of any Intellectual Property of any third party as of the date of this Agreement.

9.6.         Right to Grant License.  TEPS has the unencumbered and unrestricted right to grant the licenses set forth in Section 2.1, and the execution, delivery and performance of this Agreement by TEPS does not conflict with or contravene any contractual provision binding on TEPS with respect to the TEPS Licensed Property.

9.7.         Personnel.  All of TEPS’ employees that have contributed, or are expected to contribute, to TEPS Licensed Property have executed a written assignment in favor of TEPS as assignee providing for the conveyance of all right, title and interest in and to TEPS Licensed Property.

9.8.         Power and Authority.  TEPS has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

9.9.         Approval; Binding Effect.  TEPS has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by TEPS and constitutes the legal, valid and binding obligation of TEPS, enforceable against TEPS in accordance with its terms.

9.10.       Non-Contravention; Approvals.  Neither the execution and delivery of this Agreement by TEPS nor the consummation by TEPS of the transactions contemplated hereby constitutes a violation of, or conflicts with, constitutes or creates a default under, or results in the creation or imposition of any liens upon any property of TEPS pursuant to (a) its certificate of formation, limited liability company agreement, or other organizational documents; (b) any agreement or commitment to which TEPS is a party or by which TEPS or any of its properties is bound or to which TEPS or any of its properties is subject; or (c) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court or other tribunal to which TEPS or any of its properties is subject.  No consent, approval or authorization of, or registration, qualification or filing by TEPS with, any governmental agency or authority is required for the execution and delivery of this Agreement by TEPS or for the consummation by TEPS of the transactions contemplated hereby and thereby.

Article 10

Export Controls

The Company agrees that it will comply with all United States and foreign laws regarding the import or export of any of the TEPS Licensed Property or any TIPS Products.

Article 11

Termination

11.1.       Events of Termination.  This Agreement shall terminate upon the earliest to occur of:

(a)	the mutual written consent at any time of the Company, TEPS and Babcock;

(b)	any termination pursuant to Section 12.01 of the LLC Agreement; and

(c)	any exercise by TEPS of its right to withdraw from the Company, with such termination effective at such time as specified in Section 11.01 of the LLC Agreement.

11.2.       Effects of Termination.

(a)
In the event of any termination of this Agreement pursuant to Section 11.1, (i) the licenses granted pursuant to Section 2.1 shall terminate except as provided in paragraph (b) below; (ii) the provisions of Article 5, Article 6, Section 7.3, Article 8, and Article 9, and Articles 11-13 shall survive such termination, (iii) any sublicense granted pursuant to Article 6 shall not terminate but shall remain in effect in accordance with the terms of the applicable sublicense agreement, and (iv) such termination shall not effect any party’s rights with respect to any breach or non-performance by any other party prior to such termination.

(b)
In the event of any termination of this Agreement pursuant to Section 11.1, the licenses granted pursuant to Section 2.1 shall remain in effect with respect to (i) all TIPS Plants previously constructed by the Company, and (ii) any TIPS Plants under contract which have not yet commenced commercial operation, for the life of any such TIPS Plant.

Article 12

Exclusive Remedy For Breach

In the event of any breach of this Agreement or the Related Agreements by TEPS, Babcock or the Company, the non-breaching party or parties shall be entitled to seek relief with respect to such breach pursuant to the procedures provided in the Dispute Resolution Agreement.  However, the non-breaching party or parties shall not be entitled to terminate this Agreement or any of the Related Agreements or to suspend or withhold the performance of any of its or their obligations under this Agreement and the Related Agreements as a result of such breach.

Article 13

General

13.1.       Disclosure and Publicity.  The Company agrees to provide prior notice of any material press releases to TEPS; provided, however, that the Company will be permitted to issue press releases without prior notice to the extent required to comply with the Company’s legal obligations.

13.2.       Expenses.  Except as expressly set forth in this Agreement, all expenses of the preparation, execution and consummation of this Agreement and the Related Agreements and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

13.3.       Notices.  All notices, demands and other communications thereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier or sent by written telecommunication, as follows:

If to TEPS:

Thermo Energy Power Systems LLC
c/o ThermoEnergy Corporation
124 West Capitol Avenue, Suite 880
Little Rock, Arkansas 72201

Attention:          Andrew T. Melton, Executive Vice President and CFO

with a copy sent contemporaneously to:

Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts  02110

Attention:          William E. Kelly, Esq.

If to the Company to:

Babcock-Thermo Carbon Capture LLC
c/o Babcock Power Inc.
One Corporate Place
55 Ferncroft Road
Danvers, MA 01923

Attention:          William J. Ferguson, Jr., Vice President Administration
 & General Counsel

with a copy sent contemporaneously to:
TEPS or Babcock, as applicable.

If to Babcock:

Babcock Power Development LLC
5 Neponset Street
Worcester, MA 01606

Attention:          Eric Balles

with a copy sent contemporaneously to:

Babcock Power Development LLC
c/o Babcock Power, Inc.
One Corporate Place
55 Ferncroft Road
Danvers, MA 01923

Attention:          William J. Ferguson, Jr., Vice President Administration &
 General Counsel

13.4.       Entire Agreement.  This Agreement (including the Annexes hereto) and the Related Agreements contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended or waived except by a written instrument hereafter signed by all of the parties hereto.  The Company, TEPS, and Babcock further acknowledge and agree that, in entering into this Agreement and the Related Agreements, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement or the Related Agreements.

13.5.       Governing Law, Etc.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, all rights and remedies being governed by such laws, without regard to its conflict of laws rules.  As provided in the Dispute Resolution Agreement, the parties hereto have submitted to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts.

13.6.       Waiver of Jury Trial.  EACH OF TEPS, THE COMPANY AND BABCOCK HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

13.7.       Waiver of Certain Damages.  EACH OF TEPS, THE COMPANY AND BABCOCK TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

13.8.       Sections and Subsection Headings.  The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

13.9.       Assigns.  This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement and the Related Agreements nor the obligations of any party hereunder or thereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto.

13.10.     No Implied Rights or Remedies.  Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except TEPS, Babcock and the Company, any rights or remedies under or by reason of this Agreement.

13.11.     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12.     Dispute Resolution.  All disputes or claims arising under or in any way relating to this Agreement shall be subject to the Dispute Resolution Agreement.

13.13.     Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

13.14.     Severability.  The invalidity or unenforceability of any particular provision of this Agreement or any Related Agreement shall not affect the other provisions hereof or thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BABCOCK-THERMO CARBON CAPTURE LLC

By:	/s/ E N Balles
Name:
Title:

THERMO ENERGY POWER SYSTEMS LLC

By:	/s/ Dennis C. Cossey
Name: Dennis C. Cossey
Title: Chairman

BABCOCK POWER DEVELOPMENT LLC (as to Sections 4.2, 7.1, 13.4, and Articles 11-13 only)

By:	/s/ E N Balles
Name: Title:

Annex A

Patents

1.  US Patent No. 6,196,000 “Power System with Enhanced Thermodynamic Efficiency and Pollution Control”  (Filed: January 14, 2000; Issued: March 6, 2001; Expiration Date: January 14, 2020)

2.  US Patent No. 6,918,253 “Power System with Enhanced Thermodynamic Efficiency and Pollution Control”  (Filed: January 11, 2001; Issued: July 19, 2005; Expiration Date: January 14, 2020)

Annex B

Patent Applications

None

Annex C

Registered Trademarks

None